Exhibit 10.5

TILRAY, INC. EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered by and between Tilray, Inc. (the “Company” or “Tilray”, and Kathryn P. Dickson (“Executive”).

R E C I T A L S

WHEREAS, the Company desires to employ Executive as its President, Manitoba Harvest beginning December 4, 2019 (the “Start Date”), and to enter into an agreement embodying the terms of such employment; and

WHEREAS, the Company and Executive wish to amend and supersede any prior employment agreements, offer letters, or other understandings regarding Executive’s employment, whether written or oral; and

WHEREAS, Executive desires to accept such employment and enter into this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.	Duties and Scope of Employment.

(a)

Positions and Duties. Executive will serve as the Company’s President, Manitoba Harvest, initially reporting to President and Chief Executive Officer and a member of the Executive management leadership team. Executive will render such business and professional services in the performance of Executive’s duties as are customarily associated with Executive’s position within the Company, including without limitation responsibility for management of the Company’s Manitoba Harvest business, and Executive agrees to perform such additional duties and functions as shall from time to time be reasonably assigned or delegated to Executive by Tilray’s Chief Executive Officer. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” Executive’s primary work location will be in the Company’s Minneapolis, Minnesota office.

(b)

Full-time Employment. Executive hereby accepts this employment upon the terms and conditions contained herein subject to presenting, in accordance with applicable law, verification of identity and legal right to work in the United States.  Executive agrees to devote the full business time, attention and efforts to promote and further the business, interests, objectives and affairs of the Company, and Executive shall not be engaged in any other business activity pursued for gain, profit or other pecuniary advantage without the prior written consent of the Company’s Board of Directors (“Board”) (which consent will not be unreasonably withheld with respect to Executive’s service as a director for two for-profit businesses); provided, however, that the foregoing limitations shall not be construed as prohibiting Executive from serving on civic, charitable or other boards or committees, managing personal or family investments and personal passive investments in securities or from engaging in other activities from time to time, in each case that will not violate the terms of this Agreement. Executive shall faithfully adhere to, execute and fulfill all lawful policies established by the Company in writing, consistent with the other terms of this Agreement.

2.At-Will Employment. The Company agrees to employ Executive, and Executive agrees to serve the Company, on an “at-will” basis, which means that either the Company or Executive may terminate Executive’s employment with the Company and the Employment Term at any time and for any or no reason, subject to the terms of this Agreement.

3.	Compensation.

(a)

Base Salary. During the Employment Term, the Company will pay Executive as compensation for Executive’s services an annual base salary of US$ 350,000.00 per year, as may be increased from time to time at the discretion of the Board or a duly constituted committee of the Board (the “Compensation Committee”) (the “Base Salary”). The Compensation Committee shall review Executive’s Base Salary annually but any increase will be in its sole discretion. Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding and applicable deductions). Any increase in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” as of the effective date of such increase and thereafter during the Employment Term and for future employment under this Agreement. The first and last installment payment(s) will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

(b)

Annual Bonus. Executive will be eligible for a discretionary annual bonus (“Bonus”) with target payout of fifty percent (50%) of Executive’s Base Salary. Actual Bonus payout will be based on the achievement of Company, business unit or division financial and/or operational business objectives established by the Compensation Committee for any given calendar year and an evaluation of Executive’s contribution toward the achievement of such objectives and individual performance, as determined in the sole discretion of the Compensation Committee. For the 2020 Bonus Year, the Executive will receive a minimum guaranteed Bonus payout of 50% of the Executive’s target bonus (i.e., 50% of 50% of Executive’s Base Salary = $87,500). It is understood that the Executive must be employed by the Company on the date such discretionary bonus is paid to receive a Bonus.

(c)

Tilray Equity Incentive Compensation. Subject to approval by the Compensation Committee or the Board, under the Tilray, Inc. 2018 Equity Incentive Plan (the “Tilray Plan”), promptly following the Company’s next quarterly earnings call, the Company shall grant the Executive 100,000.00 Restricted Stock Units (the “Tilray Restricted Stock Units”), which settle in shares of the Company’s Common Stock. The Restricted Stock Units will be subject to the terms and conditions of the Plan and Executive’s grant agreement. Executive’s grant agreement will include a three-year vesting schedule, under which 33.33% percent of the Restricted Stock Units will vest on the first anniversary of the grant date of such Restricted Stock Units, with the remaining Restricted Stock Units vesting quarterly thereafter, until either Executive’s Restricted Stock Units are fully vested or Executive’s employment ends, whichever occurs first.

(d)Long-Term Incentive Compensation. During the Employment Term, Executive will be eligible to receive long-term equity incentive compensation awards, (as determined by the Compensation Committee in its discretion) pursuant to the Tilray Plan or any other equity incentive compensation plans or programs established by the Company and in effect from time to time. These awards shall be granted in the sole discretion of the Compensation Committee and shall include such terms and conditions (including vesting terms and conditions) as the Compensation Committee in its sole discretion deems appropriate.

4.Employee Benefits. Executive will be eligible to participate in the Company benefit programs that are made available to all the Company’s full-time employees, subject to the terms, conditions, and eligibility criteria of such programs. Company benefit policies may be amended from time to time at the discretion of the Company, with or without notice.

5.Business Expenses. During the Employment Term, the Company will reimburse Executive for reasonable travel or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s travel and expense reimbursement policies as in effect from time to time.

6.	Termination of Employment Generally.

(a)	Executive’s employment will terminate automatically upon Executive’s death or, upon fourteen (14) days’ prior written notice from the Company, in the event of Disability (as defined below). Further,

(i) the Company shall be entitled to terminate Executive’s employment with or without Cause (as defined below) and (ii) Executive may resign for any reason by providing thirty (30) days’ prior notice. Notwithstanding the foregoing, in the event that the Executive gives notice of termination to the Company, the Company may unilaterally relieve Executive from any or all duties and responsibilities of her position so long as all compensation and benefits remain in effect for the duration of the notice period, and such removal of duties shall not constitute a termination by the Company for purposes of this Agreement. For clarity, upon any termination of Executive’s employment for any reason, the Employment Term hereunder shall also terminate.

(b)

Upon termination of Executive’s employment hereunder for any reason, Executive shall be entitled to receive: (i) Executive’s Base Salary through the effective date of termination; (ii) the right to continue group health care benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or under similar applicable state law (collectively “COBRA”), at Executive’s cost, but solely to the extent required by law; (iii) reimbursement of expenses incurred prior to Executive’s termination of employment for which Executive is entitled to be reimbursed, if any, pursuant to Section 5 above, but for which Executive has not yet been reimbursed; and (iv) all other amounts and vested benefits of any kind required by law or pursuant to any other Company plans or policies, as then in effect (collectively, the “Accrued Obligations”).

7.	Termination by the Company Without Cause or Executive Resigns for Good Reason

(a)Effect of Termination. If Executive’s employment is terminated by the Company without Cause (as defined below), other than any termination due to death or Disability, or if Executive’s employment is terminated by Executive for Good Reason (as defined below), then, in addition to the Accrued Obligations, and subject to the limitations of Sections 7(b), 22 and 23 below, Executive shall be entitled to receive:

(i)severance pay in an amount equal to twelve (12) months of the Executive’s Base Salary as then in effect (less applicable withholding), payable in substantially equal instalments in accordance with the Company’s regular payroll practices, payable as provided in Section 7(b), below;

(ii)if Executive timely elects continuation coverage pursuant to COBRA within the time period prescribed by COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) for a period of twelve (12) months following Executive’s termination of employment; provided, however that such reimbursements shall cease as of the date upon which Executive and/or Executive’s eligible dependents are no longer eligible for COBRA continuation coverage. For the avoidance of doubt, such COBRA continuation cover premium reimbursements will be subject to applicable tax withholdings;

(iii)the Bonus for the calendar year immediately preceding the year in which the termination of employment is effective, if the Bonus for such prior year has not yet been paid and assuming that individual performance objectives have been met at target level; and

(iv)an amount equal to Executive’s target Bonus for the calendar year in which the termination of employment is effective, pro-rated based on the number of days during the calendar year Executive was employed by the Company.

(v)acceleration of vesting of the portion of each outstanding service-vested equity incentive award that would have vested had Executive remained in employment through the next vesting date prorated for Executive’s period of employment during the vesting period within which Executive’s employment is terminated.  For avoidance of doubt, this clause (v) shall not apply to any equity incentive award that vests, in whole or in part, based on achievement of specified performance conditions

(b)

Conditions Precedent. Any severance payments and/or benefits contemplated by Section 7(a) above are conditional on Executive: (i) continuing to comply with the terms of this Agreement and the Confidentiality Agreement (as defined below); and (ii) delivering, and not revoking, in the form provided by the Company, a separation agreement including a general release of claims against the Company or its successor, its subsidiaries and their respective directors, officers and stockholders and other related parties and an affirmation of obligations hereunder and under the Confidentiality Agreement[1] (a “Release”) that becomes effective and irrevocable no later than the sixtieth (60th) day following the termination of Executive’s employment, or such earlier date as the Company in its sole discretion may impose (the “Release Deadline”) ”), and which Release shall not require Executive to release any Accrued Obligations, rights under any equity award, nor rights to indemnification or advancement of defense expenses, nor shall the Release include new contractual obligations by Executive beyond those contemplated by this Agreement, the Confidentiality Agreement and the Arbitration Agreement.”. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable. If the Release does not become effective and irrevocable by the Release Deadline, Executive will not be entitled to receive any severance payments or benefits under this Agreement other than the Accrued Obligations. If the Release becomes effective and irrevocable on or before the Release Deadline, payment of severance or other benefits under this Agreement will commence on the Company’s next regular payroll payment date following the date on which the Release becomes effective and irrevocable, subject to Sections 22 and 23. Except as required by Section 22, any payments delayed from the date of Executive’s employment termination through the first regular payroll payment date following the date on which the Release becomes effective and irrevocable will be payable in a lump sum without interest on such next regular payroll payment date, and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding the foregoing, this Section 7(b) shall not limit Executive’s ability to obtain expense reimbursements under Section 5 or the payment or provision of any Accrued Obligations.

(c)Change in Control. Upon a Change in Control (as defined in the Company's 2018 Equity Incentive Plan) or in the event Executive's employment is terminated due to a pending Change in Control, vesting of any then outstanding Restricted Stock Units or other compensatory equity awards granted to you by the Company shall be accelerated such that no less than 100% will be fully vested as of the date of the termination of Executive's employment or the Change in Control, whichever is applicable.

8.	Definitions.

(a)Cause. For purposes of this Agreement, “Cause” shall mean (i) dishonesty, fraud, embezzlement, misrepresentation, or other improper acts committed by Executive resulting in a personal gain or personal enrichment of Executive at the expense of the Company; (ii) Executive’s violation of a federal or state law or regulation applicable to the Company’s business, which violation is or likely to be materially injurious to the Company; (iii) Executive’s conviction of, or a plea of nolo contendre or guilty to, a felony or any crime involving moral turpitude under the laws of the United States or any state; (iv) any gross misconduct, or material violation of any lawful Company policy involving conduct or business ethics; or (v) Executive’s material breach of the terms of this Agreement or the Confidentiality Agreement. No termination of employment by the Company shall be for “Cause” unless (x) the Company has provided to Executive written notice describing the factual basis the Company believes constitutes Cause, (y) Executive has not cured the circumstances giving rise to Cause within thirty (30) days after receiving written notice from the Company, and (z) Executive has been given the opportunity to be heard before the Board before it makes a final determination of Cause.

(b)

Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Executive's written consent: (i) there is a material reduction in Executive’s Base Salary or annual Bonus opportunity (except where there is a general reduction applicable to the management team generally of not more than 10% and such reduction is applied proportionately to similarly situated members of the management team); (ii) there is a material reduction in Executive's overall responsibilities or authority, or scope of duties; (iii) Executive is required to relocate her primary work location by more than 50 miles from Executive's residence in Minneapolis, Minnesota; or (iv) material breach by the Company of this Agreement. No resignation by Executive shall be for Good Reason unless (x) Executive has provided the Company with written notice of the acts or omissions constituting the grounds for Good Reason within sixty (60) days of Executive’s actual knowledge of the grounds for Good Reason, (y) the Company has not cured the circumstances giving rise to Good Reason within thirty (30) days to cure the conditions giving rise to such Good Reason, which shall end thirty (30) days after receiving written notice from Executive, and (z) Executive’s resignation from employment is effective within thirty (30) days after the end of the cure period.

(c)Disability.  For purposes of this Agreement “Disability” means that Executive, at the  time notice of termination is given, has been unable to perform the essential job duties of Executive’s position with reasonable accommodation for not less than one-hundred and twenty (120) work days within a twelve (12) consecutive month period as a result of Executive’s incapacity due to an injury or a physical or mental condition.

9.. .         Indemnification. The Company shall indemnify Executive to the same extent with respect to each aspect of the indemnification that it indemnifies similarly situated executives of the Company against costs, charges and expenses incurred or sustained by Executive in connection with any action, suit or proceeding to which Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission of Executive as an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.

10.Assignment. This Agreement will be binding upon and inure to the benefit of: (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

11.Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by facsimile or email directed to the party to be notified at following address, facsimile number or email address:

(a)	If to the Company:

Tilray, Inc.

Att: General Counsel

2701 Eastlake Ave E

Seattle, WA  98102

(b)If to Executive:

Kathryn P. Dickson

1245 Cedar Lake Rd S.

Minneapolis MN 55416

email address: KatyPDickson@gmail.com Phone number: 763-370-8772

Either party may designate an alternative address, facsimile number or email address notifying the other party in accordance with this Section 11. All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing, or upon confirmation of facsimile or email transfer.

12.Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

13.	Company Matters.

(a)Proprietary Information and Inventions. Executive acknowledges and agrees to be bound and abide by the terms of the Tilray, Inc. Proprietary Information and Inventions Agreement that Executive is required to execute as a precondition to Executive’s employment with the Company (the “Confidentiality Agreement”), including the provisions governing non-competition and the non-disclosure of confidential information and restrictive covenants contained therein.

(b)

Arbitration Agreement. Executive acknowledges and agrees to be bound and abide by the terms of the Tilray, Inc. Arbitration Agreement that Executive is required to execute as a precondition to Executive’s employment with the Company (the “Arbitration Agreement”).

(c)

Resignation on Termination. On termination of employment, regardless of the reason for such termination, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions held in the Company or any affiliate, unless otherwise agreed in writing by the parties.

14.Integration. This Agreement, together with the Confidentiality Agreement and the Arbitration Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral (including, without limitation, the Prior Agreement). No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

15.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

16.Waiver. No party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the party to be charged with such waiver. The failure of any party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach.

17.Governing Law. This Agreement will be governed by the laws of the State of Washington without regard for conflict of law provisions.

18.No Duty to Mitigate. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any provisions of this Agreement and such amounts shall not be reduced regardless of whether the Executive obtains other employment.

19.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

20.Effect of Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

21.Construction of Agreement. This Agreement has been negotiated by the respective parties, and the language shall not be construed for or against either party.

22.Section 409A. It is intended that the provisions of this Agreement are either exempt from or comply with the terms and conditions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (collectively, “Section 409A”), and to the extent that the requirements of Code Section 409A are applicable thereto, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Executive agrees and acknowledges that the Company makes no representations or warranties with respect to the application of Section 409A and other tax consequences to any payments hereunder and, by the acceptance of any such payments, Executive agrees to accept the potential application of Section 409A and the other tax consequences of any payments made hereunder.

(a)

Notwithstanding anything to the contrary in this Agreement, references herein to “termination of employment” or any words to similar effect shall be construed to mean a “separation from service” as defined in Treasury Regulation 1.409A-1(h). No severance pay or benefits to be paid or provided to Executive pursuant to this Agreement that, when considered together with any other severance payments or separation benefits or other compensation payable to Executive upon termination of employment or separation from service, are deemed to constitute deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a separation from service. Similarly, no severance pay or benefits to be paid or provided to Executive pursuant to this Agreement or otherwise upon termination of employment or separation from service that is exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) or -1(b)(9) will be payable until Executive has a separation from service.

(b)

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. If under this Agreement, any payment or series of payments is to be paid in two or more installments, for purposes of Code Section 409A, each such installment is intended to constitute a separate payment for purposes of Section 409A. It is intended that any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) or that constitutes exempt separation pay described in Treasury Regulation Section 1.409A-1(b)(9) will not constitute Deferred Payments for purposes of this Section 22.

(c)

It is intended that any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (a) above. “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A- 1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(d)

To the extent any reimbursements or in-kind benefits provided under this Agreement constitute nonqualified deferred compensation subject to Code Section 409A, all such reimbursements and in- kind benefits shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (1) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (2) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (3) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (4) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

23.	Parachute Payments.

(a)

Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by the Company or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Code to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined before application of any reductions required pursuant to this Section 23) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred with respect to such excise tax by the Executive (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company will automatically reduce such Payments to the extent, but only to the extent, necessary so that no portion of the remaining Payments will be subject to the Excise Tax, unless the amount of such Payments that the Executive would retain after payment of the Excise Tax and all applicable Federal, state and local income taxes without such reduction would exceed the amount of such Payments that the Executive would retain after payment of all applicable Federal, state and local taxes after applying such reduction. Unless otherwise elected by the Executive, to the extent permitted under Code Section 409A, such reduction shall first be applied to any severance payments payable to the Executive under this Agreement, then to the accelerated vesting on any equity-based compensation awards, starting with stock options and stock appreciation rights reversing accelerated vesting of those options and stock appreciation rights with the smallest spread between fair market value and exercise price first and after reversing the accelerated vesting of all stock options and stock appreciation rights, thereafter reversing accelerated vesting of restricted stock, restricted stock units, performance shares, performance units or other similar equity awards on a pro rata basis.

(b)

All determinations required to be made under this Section 23, including the assumptions to be utilized in arriving at such determination, shall be made by an independent and certified public accounting firm of national standing mutually agreed upon by the Company and Executive (the “Accounting Firm”). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c)If the Executive receives a Payment after taking into account any reductions pursuant to Section 23(a) and the Internal Revenue Service determines, that some portion of the Payment is subject to additional Excise Tax, the provisions of this Section 23 shall be applied to the total amount of the Payments as determined by the Internal Revenue Service and the Executive shall promptly return to the Company a sufficient amount of the Payment so that no portion of any Payment is subject to the Excise Tax; provided, however, that if the amount of such Payments (as redetermined) that the Executive would retain after payment of the Excise Tax and all applicable Federal, state and local income taxes without any reduction under Section 23(a) would exceed the amount of such Payments that the Executive would retain after payment of all applicable Federal, state and local taxes after applying such reduction, the Company shall restore any Payments previously reduced pursuant to Section 23(a).

24.Executive’s employment under this Agreement is conditional upon the satisfactory completion by the Company or its agent(s) of a background check, a criminal record check, consumer credit report, reference check and verification of education. By returning a signed copy of this Agreement, Executive consents to these checks and verifications being conducted, and to the collection, use and disclosure of personal information as required for conducting these checks and verifications. In the event the results of these checks are not satisfactory to the Company, this offer of employment will be withdrawn, this Agreement will be void and the Company will have no further obligations to Executive.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

“COMPANY”

TILRAY, INC.

By:

“EXECUTIVE”